                                                                     Exhibit A5J

                     The Penn Mutual Life Insurance Company

                                  Founded 1847

A001411C


Insured  William Penn                                  $50,000  Specified Amount



Policy Number  0 000 000                                 05/01/1995  Policy Date




The Penn Mutual Life Insurance Company agrees, subject to the provisions of this policy, to pay the Death Benefit to the Beneficiary upon receipt of due proof of the death of the Insured while this policy is in force.

Penn Mutual also agrees to provide all of the other benefits stated in this policy.

This contract is made in consideration of the payment of premiums as provided in this policy.

The provisions on this and the following pages are part of this policy.

/s/ Robert E. Chappell
    ------------------------
    Robert E. Chappell
    Chairman and
    Chief Executive Officer

Executed on the Date of Issue by The Penn Mutual Life Insurance Company.

/s/ Laura M. Ritzko
    -----------------------
    Laura M. Ritzko
    Secretary

THE DEATH BENEFIT AND DURATION OF COVERAGE MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE DEATH BENEFIT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT SHOWN ON PAGE 3. THE POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT. THE POLICY VALUE IS NOT GUARANTEED.

Free Look Period - This policy may be cancelled by returning it within 45 days of the date of execution of the application or within 10 days after it is received by the owner. It must be returned to Penn Mutual or to the agent through whom it was purchased. This policy will then be considered void as of its inception. Any premium paid on it will be refunded.

READ YOUR POLICY CAREFULLY. This policy is a legal contract between the Owner and Penn Mutual.

                                           Flexible Premium Adjustable
                                           Variable Life Insurance Policy

                       o Death Benefit payable at death prior to Maturity Date
                       o Adjustable Death Benefit
                       o Maturity Benefit payable on Maturity Date
                       o Variable Policy Value
                       o Flexible premiums payable until Maturity Date
                       o Participating
                       o Supplemental benefits, if any, listed on Page 3

The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172
VU-94(S)

                          ------------------------------------------------------
Guide to Policy Sections



1.  Policy Specifications               10.  Surrender of Policy
2.  Endorsements                        11.  Policy Changes
3.  Premiums                            12.  Transfer to Fixed Account
4.  Lapse and Reinstatement             13.  Owner and Beneficiary
5.  The Separate Account                14.  General Provisions
6.  The Fixed Account                   15.  Income Payment Options
7.  Policy Value                        16.  Income Payment Option Table
8.  Death and Maturity Benefits
9.  Policy Loans                        Additional Policy Specifications, any
                                        Supplemental Agreements and a copy of
                                        any applications follow Section 16.

Alphabetical Index                                    Section
Age.....................................................1,14
Monthly Anniversary.....  ................................14
Allocation of Net Premiums.................................3
Monthly Deduction..........................................7
Annual Report.............................................14
Mortality and Expense Risk Charge..........................7
Assignment................................................13
Net Cash Surrender Value..................................10
Beneficiary.............................................1,13
No-Lapse Date............................................1,3
Cash Surrender Value......................................10
No-Lapse Premium.........................................1,3
Continuation of Insurance..................................3
Owner.....................................................13
Contract..................................................14
Partial Surrender.........................................10
Cost of Insurance..........................................7
Policy Date.............................................1,14
Cost of Insurance Rates....................................7
Policy Loan Account........................................9
Date of Issue..............................................1
Policy Loans...............................................9
Death Benefit..............................................8
Policy Value...............................................7
Deferment of Transactions.................................14
Premium Charge.............................................3
Dividends.................................................14
Free Look Period.......................................Cover
Grace Period...............................................3
Income Payment Options....................................15
Income Payment Option Tables..............................16
Incontestability..........................................14
Indebtedness...............................................9
Lapse......................................................4
Loan Interest..............................................9
Loan Value.................................................9
Maturity Date..............................................1
Maturity Benefit...........................................8
Premiums.................................................1,3
Rate Class.................................................1
Reinstatement..............................................4
Schedule of Benefits.......................................1
Schedule of Premiums.......................................1
Separate Account.........................................1,5
Service Office.............................................1
Specified Amount...........................................1
Subaccounts................................................5
Suicide Exclusion..........................................8
Surrender.................................................10
Surrender Charge..........................................10

1.  Policy Specifications

INSURED  WILLIAM PENN                         $50,000       SPECIFIED AMOUNT
                                                (INCLUDES POLICY VALUE)

POLICY NUMBER              0 000 000       MAY 1, 1995             POLICY DATE

      AGE                  35 MALE         SMOKER                  RATE CLASS


MATURITY DATE MAY 1, 2055
THE DATE OF ISSUE IS THE POLICY DATE

OWNER AND BENEFICIARY AS PROVIDED IN APPLICATION

SEPARATE ACCOUNT: THE PENN MUTUAL VARIABLE LIFE ACCOUNT I
ELIGIBLE INVESTMENT FUNDS: FUNDS AS
SPECIFIED IN THE ADDITIONAL POLICY SPECIFICATIONS

INITIAL ALLOCATION: PENN SERIES MONEY MARKET FUND - 100%

Schedule of Benefits
Description                                                      Amount
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE               $50,000 SPECIFIED AMOUNT
FLEXIBLE PERIOD-SUPPLEMENTAL TERM INSURANCE AGREEMENT
     SEE ADDITIONAL SPECIFICATIONS PAGE 18)

MAXIMUM SURRENDER CHARGE PREMIUM $515.50
Schedule of Premiums

THE INITIAL PREMIUM OF $1079.30 WAS PAID ON THE POLICY DATE FOR 12 MONTHS. SUBSEQUENT PREMIUMS ARE PAYABLE ANNUALLY AS FOLLOWS.

BEGINNING AS OF                                      PREMIUM
 MAY 1,1996                                         $1079.30

THE NO LAPSE MONTHLY PREMIUM IS $45.24
THE NO LAPSE PREMIUM DATE IS MAY 1, 1998

NOTE: INSURANCE WILL TERMINATE IF THE PREMIUMS PAID AND THE INTEREST CREDITED ARE INSUFFICIENT TO COVER THE MONTHLY
DEDUCTIONS, EXCEPT AS PROVIDED IN SECTION 3.

THE SCHEDULED PREMIUMS FOR THE FIRST SEVEN YEARS WILL COMPLY WITH OUR UNDERSTANDING OF THE "7-PAY" PREMIUM AS DEFINED IN TAMRA `88 ASSUMING THAT NO WITHDRAWALS OR CHANGES IN BENEFITS OCCUR WITHIN THE SEVEN YEAR PERIOD. CONSULT YOUR TAX ADVISOR BEFORE MAKING A WITHDRAWAL OR CHANGE IN BENEFITS ON THIS CONTRACT.
                                                                          Page 3

2.  Endorsements A001490E

                                                  To be made only by the Company

3. Premiums
A001427P

Payment of Premiums--Premiums are payable while this policy is in force until the Maturity Date. The first premium is due on the Policy Date. Premiums after the first may be paid in any amount and at any interval subject to the following conditions:

(a)  No premium payment may be less than $25.
(b) The Company reserves the right to limit total premiums paid in any policy year to the planned payments for that policy year as shown on Page 3. The schedule of premiums shown on Page 3 is based on the premium amount and the interval of payment specified in the application.
(c) Total premiums paid in any policy year may not exceed the Maximum Premium Limit for that policy year. The Maximum Premium Limit for a policy year is the largest amount of premium which can be paid in that policy year such that the sum of the premiums paid under the policy will not at any time exceed the guideline premium limitation referred to in Section 7702 of the Internal Revenue Code of 1986, as amended, or as set forth in any applicable successor provision thereto. The Maximum Premium Limit for the following policy year will be shown on the Annual Report sent to the Owner.

Each premium after the first is payable at the Company's Home Office. A receipt signed by the President or the Secretary will be given on request.

Premium Charge--Each premium payment will be reduced by a percent of premium charge. The percent of premium charge will be set by the Company as described in the Determination of Nonguaranteed Factors provision in Section 7. In no event will the percent of premium charge be greater than 6.5% of each premium paid.

Net Premium--Net premium is the amount of any premium payment reduced by the percent of premium charge.

Allocation of Net Premiums--The initial net premium and any additional premium paid before the end of the Free Look Period will be allocated to the subaccount of the Separate Account specified on Page 3 until the end of the Free Look Period. At the end of such period the assets will be allocated to the subaccounts of the Separate Account or to the Fixed Account as directed by the Owner in the application for this policy. Subject to and in accordance with the provisions of this policy, subsequent net premiums will be allocated as directed by the Owner to the subaccounts of the Separate Account and the Fixed Account set forth in the Additional Policy Specifications. The Owner may change the allocation of future premium payments at any time. Allocations must be in whole number percentages.

Continuation of Insurance--The insurance provided under this policy, including benefits provided by any supplemental agreements attached to this policy, will continue, subject to the grace period provision, in accordance with the provisions of this policy and any such supplemental agreements for as long as the values in this policy are sufficient to keep it in force.

No-Lapse Premium--The No-Lapse Premium is the amount stated on Page 3. If, on a Monthly Anniversary prior to the No-Lapse Date shown on Page 3, the sum of all premiums paid on this policy, reduced by any partial surrenders, is greater than or equal to the No-Lapse Premium multiplied by the number of months since the Policy Date, this policy will not then lapse as a result of a Net Cash Surrender Value insufficient to pay the Monthly Deduction for the following month. This provision will not prevent the termination of this policy when indebtedness exceeds the Cash Surrender Value in accordance with the indebtedness provision of the Policy Loans section of this policy.

A change in the Specified Amount, the addition or deletion of a supplemental agreement to this policy, or a change in the rate class of the Insured prior to the No-Lapse Date shown on Page 3 may result in a change in the No-Lapse Premium and may change the No-Lapse Date.

Grace Period--If, on a Monthly Anniversary prior to the No-Lapse Date shown on Page 3:

(a) the Net Cash Surrender Value is insufficient to cover the Monthly Deduction for the following policy month and,
(b) the sum of all premiums paid on this policy, reduced by any partial surrenders, is less than the No-Lapse Premium shown on Page 3 multiplied by the number of elapsed months since the Policy Date;

then a grace period of 61 days will be allowed for the payment of a premium sufficient to keep this policy in force.

A001428P
3. Premiums (Continued)

If, on a Monthly Anniversary on or after the No-Lapse Date shown on Page 3, the Net Cash Surrender Value is insufficient to cover the Monthly Deduction for the following month, a grace period of 61 days will be allowed for the payment of a premium sufficient to pay the Monthly Deduction.

Notice of the amount of premium required to be paid during the grace period to keep this policy in force will be sent at the beginning of the grace period to the last known address of the Owner and of any assignee on record. The grace period will end 61 days after the notice is sent. This policy will remain in force during the grace period.

4. Lapse and Reinstatement

Lapse--If a premium sufficient to keep this policy in force is not paid during the grace period, this policy will lapse at the end of the grace period. At lapse this policy will terminate without value and cease to be in force. Any deduction for the Cost of Insurance after termination will not be considered a reinstatement of the policy nor a waiver by the Company of the termination.

Reinstatement--This policy may be reinstated within five years after lapse. A reinstatement is subject to:

(a)  the submission of evidence of insurability satisfactory to the Company;
(b) the payment or reinstatement of any indebtedness which existed at the end of the grace period; and
(c) the payment of a premium sufficient to cover (i) the Monthly Deductions for the grace period, (ii) any unpaid No-Lapse Premiums to the date of reinstatement, and (iii) the Monthly Deductions or, if applicable, the No-Lapse Premiums for two policy months after reinstatement.

The effective date of a reinstatement will be the date of approval by the Company of the application for reinstatement. Such application will be attached to and made a part of the reinstated policy.

The policy value on the date of reinstatement is the sum of:

(a) the policy value at the beginning of the grace period of lapse;
(b) interest on (a) at a rate of 4% per year until the date of reinstatement;
(c) any dividend credited to the policy since the date of lapse;
(d) interest on (c) at a rate of 4% per year until the date of reinstatement;
    and
(e) the payment made upon reinstatement reduced by the percent of premium charge less the sum of:

(a)  the Monthly Deductions for the grace period;
(b)  interest on (a) at a rate of 4% per year until the date of reinstatement;
     and
(c) the Monthly Deduction for the policy month following the date of reinstatement.

The surrender charge set forth in Section 10 will be applicable to any surrender of this policy following reinstatement.

Any indebtedness which is reinstated will be subject to loan interest as set forth in Section 9.

Following reinstatement, the provisions of No-Lapse Premium set forth in Section 3 will again be applicable until the No-Lapse Date shown on Page 3 if sufficient premium is paid so that, as of the effective date of reinstatement, the sum of all premiums paid, reduced by any partial surrenders, is greater than the No-Lapse Premium multiplied by the number of elapsed months since the Policy Date.

5. The Separate Account
A001429P

The Separate Account--The Separate Account named on Page 3 was established by the Company for this and other variable life insurance policies. The Separate Account is divided into subaccounts for the investment of assets in shares of the funds specified in the Additional Policy Specifications. The Company owns the assets of the Separate Account. The assets of each subaccount of the Separate Account equal to the reserves and other contract liabilities with respect to the subaccount are not chargeable with liabilities arising out of any other business the Company may conduct.

Income and realized and unrealized gains and losses from the assets held in each subaccount are credited to or charged against the subaccount without regard to the income, gains or losses in other investment accounts of the Company. Shares of a fund held in a subaccount are valued at current net asset value on each business day. Shares of a fund held in a subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a fund will be reinvested in shares of that fund.

Substitution of Investment--If investment in a subaccount should no longer be possible or, in the judgment of the Company, investment in a subaccount becomes inappropriate to the purposes of the policy, or if in the judgment of the Company, investment in another subaccount or insurance company separate account is in the interest of owners of this class of policies, the Company may substitute another subaccount or insurance company separate account. Substitution may be made with respect to existing investments and the investment of future net premiums.

Substitution will be subject to the approval of the Insurance Department of the jurisdiction in which this policy is delivered and all other approvals required under applicable law.

Transfers--Subject to and in accordance with the provisions of this policy, at any time after the end of the Free Look Period, amounts may be transferred among the subaccounts of the Separate Account and the Fixed Account, provided that:

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount or the Fixed Account;
(b) for partial transfers, the amount remaining in a subaccount or the Fixed Account must be at least $250; and
(c)  the first 12 transfers per policy year
     will be allowed free of charge; thereafter, a $10 transfer charge may be deducted from the amount transferred.

6. The Fixed Account

The Fixed Account--Amounts allocated or transferred to the Fixed Account under this policy become a part of the general account assets of the Company. Subject to applicable law and regulation, investment of general account assets is at the sole discretion of the Company.

Interest--Amounts held in the Fixed Account will be credited with interest at rates determined by the Company as described in the Determination of Nonguaranteed Factors provision in Section 7. Different rates will normally apply to that portion of the Fixed Account representing indebtedness. In no event will the rate of interest credited be less than an effective annual rate of four percent compounded annually.

Amounts allocated or transferred to the Fixed Account will be credited with interest at an effective annual rate declared by the Company. The declared rate will apply from the date of allocation or transfer through the end of the twelve month period which begins on the first day of the calendar month in which the allocation or transfer is made. Thereafter, interest will be credited on such amount for successive twelve month periods at the declared effective annual rate then applicable to new allocations to the account made as of the beginning of each such period.

Transfers--Subject to and in accordance with the provisions of this policy, including the Transfers provision of Section 5:

(a) an amount held in the Fixed Account may be transferred to one or more subaccounts only during the period which is not more than thirty days immediately following the end of each policy year; and
(b) the amount that may be transferred excludes any amount held in the Policy Loan Account.

A001430P
7. Policy Value

Policy Value-- On the Policy Date the Policy Value is the initial premium paid less the sum of (a) the percent of premium charge, and (b) the Monthly Deduction for the first policy month. On each Monthly Anniversary while this policy is in force, the Policy Value is the sum of (a) the current market value of each subaccount and (b) the value of the Fixed Account, after deduction of the Monthly Deduction for the next policy month.

On any date other than the Policy Date or a Monthly Anniversary, the Policy Value will be the sum of (a) the current market value of each subaccount and (b) the value of the Fixed Account.

Monthly Deduction--The Monthly Deduction is the sum of:

(a)  the Cost of Insurance for the policy month;
(b)  the monthly expense charge(s); and
(c) the Cost of Insurance and any other applicable monthly charge for the policy month for any benefits provided by a supplemental agreement made a part of this policy.

The Monthly Deductions will be deducted on the Policy Date and on each Monthly Anniversary from the subaccounts and the Fixed Account on a pro-rata basis. However, no monthly deductions will be deducted from the Policy Loan Account of the Fixed Account.


Cost of Insurance--The Cost of Insurance is determined on a monthly basis. It is determined separately for each increase in the Specified Amount. The Cost of Insurance for a policy month is calculated as (a) multiplied by the result of
(b) minus (c) where:

(a)  is the Base Cost of Insurance Rate divided by 1,000;
(b) is the Basic Death Benefit at the beginning of the policy month divided by 1.0032737; and
(c) is the Policy Value at the beginning of the policy month before the Monthly Deduction.

If the Specified Amount includes the Policy Value and if there have been any increases in the Specified Amount, the Policy Value will be considered a part of the initial Specified Amount. If the Policy Value exceeds the initial Specified Amount, the excess will be considered part of the increases in Specified Amount in the order of the increases.

Cost of Insurance Rate--The Base Cost of Insurance Rate is based on the attained age, sex and rate class of the Insured. The Cost of Insurance Rate will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, the rates will not exceed those shown in the Additional Policy Specifications. Such maximum rates are based on the 1980 Commissioners Standard Ordinary Smoker and Nonsmoker Mortality Tables, Age Nearest Birthday.

Expense Charges--The actual expense charges will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, these actual expense charges will not exceed the maximum expense charges stated below.

The maximum expense charges applicable under this policy are:

(a)  a monthly expense charge of $9.00;
(b) a monthly expense charge of $0.10 for each $1,000 of Specified Amount for the first twelve months following the Policy Date; and
(c) if the Specified Amount has been increased within the past year, a monthly expense charge of $0.10 for each $1,000 that the Specified Amount has been increased.

Determination of Nonguaranteed Factors---Cost of Insurance Rates, Percent of Premium Charges, Expense Charges, Mortality and Expense Risk Charges and Interest Rates will be determined by the Company based on expectations as to future mortality, investment, expense and persistency experience. The Company will not adjust such rates or charges as a means of recovering prior losses nor as a means of distributing prior profits.

Variable Accumulation Values--At any valuation time, the current market value of a subaccount is determined by multiplying that subaccount's accumulation unit value times the number of subaccount units held under this policy.

The number of accumulation units is determined by dividing the amount allocated to the subaccount by the subaccount's accumulation unit value for the Valuation Date when the allocation is made.

A001431P
7. Policy Value (Continued)

The number of subaccount accumulation units will increase when:

(a)  net premiums are allocated to that subaccount;
(b)  amounts are transferred to that subaccount; and
(c)  policy loans are repaid and credited to that subaccount.

The number of subaccount accumulation units will decrease when:

(a) a pro-rata portion of the monthly deduction is deducted from that subaccount;
(b)  a policy loan is taken from that subaccount;
(c) policy loan interest is not paid when due and is taken from that subaccount;
(d)  an amount is transferred from that subaccount; and
(e) a partial surrender, including the partial surrender charge, is taken from that subaccount.

Valuation Period--As used in this policy, Valuation Period is the interval from one valuation time to the next valuation time. Valuation time is the time as of which each underlying investment company determines the net asset value of its shares.

Value of Each Accumulation Unit--For each subaccount of the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

The value of an Accumulation Unit for the prior valuation period multiplied by the net investment factor for that subaccount for the current valuation period.

Net Investment Factor--As used in this policy, Net Investment Factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c):

Where (a) is

The net asset value per share of the mutual fund held in the subaccount, as of the end of the valuation period plus

The per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period.

Where (b) is

The net asset value per share of the mutual fund held in the subaccount as of the end of the last prior valuation period.

Where (c) is

The daily Mortality and Expense Risk Charge set by the Company. On an annual basis, such charge will not exceed 0.90% of the daily net asset value of the Separate Account.

Fixed Account Value--At any valuation time the value of the Fixed Account is

(a)  the total of net premiums allocated to the Fixed Account; plus
(b)  any transfers to the Fixed Account; plus
(c) any policy loan account (principal and unpaid interest) credited to the Fixed Account; plus
(d)  any repaid policy loan credited to the Fixed Account; plus
(e)  interest credited to the Fixed Account.

less:

(a)  the portion of the Monthly Deduction deducted pro-rata from the Fixed
     Account;
(b)  the amount of any transfers from the Fixed Account;
(c) the amount of any partial surrender, including the partial surrender charge, taken from the Fixed Account;
(d)  the amount of any policy loan taken from the Fixed Account;
(e)  unpaid policy loan interest taken from the Fixed Account; and
(f)  repaid policy loans deducted from the policy loan account.

Fixed Account Value Reductions--Monthly deductions, transfers and partial surrenders will reduce the portion of the Fixed Account Value which results from the most recent allocation to the Fixed Account. A policy loan will be secured by the portion of the Net Policy Value which results from the most recent allocation to the Fixed Account.

Computation of Values--All policy values and benefits are equal to or greater than those required by the law of the jurisdiction in which this policy is delivered. A detailed statement of the method of computing reserves and Policy Values has been filed with the insurance supervisory official of that jurisdiction.

A001432P
8. Death and Maturity Benefits

Basic Death Benefit--The Basic Death Benefit prior to the Maturity Date will be as follows:

(a) If the Specified Amount includes the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of: (1) The Specified Amount; or (2) the percentage of the Policy Value described below based on the attained age of the Insured.
(b) If the Specified Amount does not include the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of;

     (1) the Specified Amount plus the Policy Value; or
     (2) the percentage of the Policy Value described below based on the attained age of the Insured.

The percentage of the Policy Value used in determining the Basic Death Benefit is:

    Attained                        Attained
       Age         Percentage          Age         Percentage

      0-40             250             61              128
       41              243             62              126
       42              236             63              124
       43              229             64              122
       44              222             65              120
       45              215             66              119

       46              209             67              118
       47              203             68              117
       48              197             69              116
       49              191             70              115
       50              185             71              113

       51              178             72              111
       52              171             73              109
       53              164             74              107
       54              157            75-90            105
       55              150

       56              146             91              104
       57              142             92              103
       58              138             93              102
       59              134             94              101
       60              130

Amount of Death Benefit--The Death Benefit payable at the death of the Insured while this policy is in force will be equal to the sum of:

(a)  the Basic Death Benefit on the date of death;
(b)  any dividend payable at death; and
(c) any benefit provided by a supplemental agreement attached to the policy and payable because of the death of the Insured.

less the sum of:

(a)  any indebtedness on this policy at the time of the death of the Insured;
     and
(b) if the death of the Insured occurs during a grace period, the past due Monthly Deductions.

Suicide Exclusion--If the Insured dies by suicide, while sane or insane, within two years from the Date of Issue, the Death Benefit will be limited to the premiums paid less any indebtedness and any partial surrenders.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in the Specified Amount, the Death Benefit with respect to that increase in the Specified Amount will be limited to the Monthly Deductions made for that increase.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of a reinstatement of this policy, the Death Benefit will be limited to the premiums paid since the reinstatement less any policy loans and partial surrenders made since reinstatement.

Payment of Death Benefit--The Death Benefit will be paid to the Beneficiary in one sum or, if elected, under an income payment option. If part or all of the Death Benefit is paid in one sum, the Company will pay interest on this sum from the date of death to the date of payment. The interest rate will be determined each year by the Company, but will not be less than a rate of 3% per year compounded annually, or such higher rate as may be required by law.

Amount of Maturity Benefit--The Maturity Benefit payable if the Insured is living on the Maturity Date and if this policy is then in force will be equal to the Net Policy Value on that date.

Payment of Maturity Benefit--The Maturity Benefit will be paid to the Owner in one sum or, if elected, under an Income Payment Option.

A001433P
9. Policy Loans

Policy Loans--The Owner may obtain a loan while this policy is in force during the life of the Insured. The loan, plus any existing indebtedness, may not be greater than the Loan Value of this policy on the date of the loan. The minimum loan is $250.

Loan Value--The Loan Value of this policy on any date is equal to 90% of the Cash Surrender Value.

Loan Interest--Loans will bear interest at the rate of 5% per year. Loan interest is due and payable at the end of each policy year. If the interest is not paid when due it will be added to the loan. It will then bear interest at the rate of interest on loans.

Indebtedness--Indebtedness means outstanding loans on this policy plus any loan interest due or accrued. Indebtedness may be repaid in full or in part at any time while this policy is in force during the life of the Insured.

Excess Indebtedness--This policy is the only security for indebtedness on it. If, at any time, the indebtedness is greater than the Cash Surrender Value, a notice of pending termination will be mailed to the last known address of the Owner and of any assignee on record. If the excess indebtedness is not paid to the Company, this policy will terminate 61 days after the notice is mailed.

Policy Loan Account--When a loan is made, an amount equal to the amount of the loan will be withdrawn from the assets held under this policy in subaccounts of the Separate Account and in the Fixed Account and the amount will be placed in the Policy Loan Account included within the Fixed Account. Subject to and in accordance with the provisions of this policy withdrawals will be made from the subaccounts and the Fixed Account on a pro-rata basis unless otherwise directed by the Owner. The Policy Loan Account will be credited with interest. The rate of interest will be determined each year by the Company but will not be less than a rate of 4% per year compounded annually. Any repayment of indebtedness will be withdrawn from the Policy Loan Account and reallocated to the subaccounts and the Fixed Account as directed by the Owner. Except for such repayment of indebtedness, no transfers or partial surrenders may be made from the Policy Loan Account.

10. Surrender of Policy

Surrender--The Owner may surrender this policy for its Net Cash Surrender Value by filing a written request with the Company. The Net Cash Surrender Value may be taken in one sum or it may be left with the Company under an income payment option. This policy will terminate and cease to be in force if it is surrendered for one sum.

Net Cash Surrender Value--The Net Cash Surrender Value is the Net Policy Value decreased by any surrender charge.

Net Policy Value--The Net Policy Value is the Policy Value decreased by any indebtedness on this policy.

Cash Surrender Value--The Cash Surrender Value is the Policy Value decreased by any surrender charge.

Surrender Charge--The surrender charge for the initial Specified Amount is determined by multiplying (a) times the sum of (b) plus (c), where:

(a) is the appropriate surrender factor from the table below in which policy year is determined from the Policy Date;
(b)  is 25% of the lesser of:
     (i)  the sum of all premiums paid on this policy; and
     (ii) the maximum surrender charge premium as shown on Page 3; and
(c) is the Per $1,000 Surrender Charge from the Table of Per $1,000 Surrender Charges for the insurance age of the Insured multiplied by the initial Specified Amount divided by 1,000.

The surrender charge for each increase in the Specified Amount is based on the amount of the increase and on the attained age of the Insured at the time of the increase. The surrender charge is determined by multiplying (a) times (b), where:

(a) is the appropriate surrender factor from the table below in which policy year is determined from the effective date of the increase;

A001434P
10. Surrender of Policy (Continued)

(b) is the Per $1,000 Surrender Charge from the Table of Per $1,000 Surrender Charges for the attained age of the Insured as of the effective date of the increase multiplied by the increase in the Specified Amount divided by 1,000.

                     Policy             Surrender
                      Year               Factor
                       1-7                1.00
                        8                  .80
                        9                  .60
                       10                  .40
                       11                  .20
                  12 and later              0

Partial Surrender--The Owner may make a partial surrender of this policy for any portion of the Net Cash Surrender Value which exceeds $1,000 by filing a written request with the Company. However, no partial surrender may be made for less than $250 and no more than four partial surrenders may be made under this policy in any policy year. No partial surrender may be made in the first five policy years which would reduce the Specified Amount to less than $50,000. A charge of 2% of the amount surrendered, but not more than $25 will be made for each partial surrender. The charge will be deducted from the available Net Cash Surrender Value and will be considered part of the partial surrender.

Any partial surrender will reduce the Policy Value by the amount of the partial surrender. If the Specified Amount includes the Policy Value, the Specified Amount will also be reduced by the amount of the partial surrender in the following order:

(a) The most recent increase in the Specified Amount, if any, will be decreased first.
(b) The next most recent increases in the Specified Amount, if any, will then be successively decreased.
(c)  The initial Specified Amount will then be decreased.

Partial surrenders will be deducted from the subaccounts and the Fixed Account as directed by the Owner, provided that the minimum amount remaining in a subaccount or the Fixed Account as a result of the allocation is $250. If no allocation is directed, the partial surrender will be deducted from the subaccounts and the Fixed Account on a pro-rata basis.

The surrender charge will not be reduced as a result of a partial surrender.

11. Policy Changes

Right to Make Change--At any time while this policy is in force after the first policy year, the Owner may request changes as set forth in this section. No change will be permitted that would result in the Death Benefit under this policy not being excludable from gross income due to not satisfying the requirements of Section 7702 of the Internal Revenue Code of 1986, as amended, or as set forth in any applicable successor provision thereto. In addition, each change is subject to the conditions stated. This policy will be amended as the result of any such change.

Increase in Specified Amount--Any increase in the Specified Amount must be at least $10,000 and must be applied for on a written application. Evidence of insurability satisfactory to the Company must be submitted.

Decrease in Specified Amount--Any decrease in the Specified Amount must be at least $5,000. The Specified Amount may not be decreased to less than $50,000. No decrease may be made in the first year following the effective date of an increase in the Specified Amount.

Any decrease in the Specified Amount will become effective on the Monthly Anniversary that coincides with or next follows the receipt by the Company of the request. The decrease in the Specified Amount will be in the following order:

(a) The most recent increase in the Specified Amount, if any, will be decreased first.
(b) The next most recent increases in the Specified Amount, if any, will then be successively decreased.
(c) The initial Specified Amount will then be decreased.

The surrender charge will not change as a result of a decrease in the Specified Amount. No surrender charge will be deducted from the Policy Value upon a decrease in the Specified Amount.

A001435P
11. Policy Changes (Continued)

Change in Specified Amount Option--If the Specified Amount does not include the Policy Value, a request may be made to change this policy so that the Specified Amount includes the Policy Value. The Specified Amount after the change will be equal to the Specified Amount before the change plus the Policy Value on the date of the change. The effective date of the change will be the Monthly Anniversary that coincides with or next follows the date of receipt by the Company of the request to make the change.

If the Specified Amount includes the Policy Value, a request may be made to change this policy so that the Specified Amount does not include the Policy Value. The Specified Amount after the change will be equal to the Specified Amount before the change less the Policy Value on the date of the change. Evidence of insurability satisfactory to the Company may be required. Such evidence will be attached to and made a part of the policy. The effective date of the change will be the Monthly Anniversary that coincides with or next follows the date of receipt by the Company of the request to make the change.

The Specified Amount after the change must be at least $50,000. No more than one change in the Specified Amount Option may be made in any policy year.

12. Transfer to Fixed Account

At any time within the first 24 policy months while this policy is in force during the life of the Insured, the Owner may transfer all amounts held in subaccounts of the Separate Account to the Fixed Account without restriction, minimum or charge. Following such transfer, no future premiums may be allocated to subaccounts of the Separate Account and no transfers may be made to the subaccounts.

13. Owner and Beneficiary

Owner--The Owner of this policy is as stated in the application unless changed by a subsequent owner designation or assignment. While this policy is in force before the death of the Insured, the Owner may exercise all of the rights in it without the consent of any other person.

Beneficiary--The Beneficiary of this policy is as stated in the application unless changed by a subsequent beneficiary designation on a form provided by the Company. If no other provision is made, the interest of a Beneficiary who dies before the death of the Insured will pass to the Owner.

Change of Owner or Beneficiary--The Owner may transfer ownership or change the Beneficiary by filing a written designation at the Home Office on a form provided by the Company. The designation will take effect as of the date it is signed by the Owner, subject to any action taken by the Company prior to the time that the designation is received at the Home Office. Unless otherwise stated in a designation, the following rules will apply to terms of kinship:

(a) A legally adopted child of any person will be considered the child of the adopting parent.
(b) The brothers and sisters of a person will include those who have only one parent in common with the person, but will not include stepbrothers or stepsisters.
(c) Any reference to children will not include stepchildren and any reference to parents will not include stepparents.

Assignment--The Owner may assign this policy while it is in force during the life of the Insured. The rights of the Owner and of any Beneficiary will be subject to the rights of an assignee under the terms of an assignment. No assignment will bind the Company until the original or a copy signed by the Owner, on a form provided by the Company, has been filed at the Home Office. The Company is not responsible for the effect or the validity of any assignment.

A001436P
14. General Provisions

The Contract--This policy and the application for it constitute the entire contract. A copy of the application is attached to this policy. Only the President, a Vice President, the Secretary, the Chief Actuary, Actuary or an Associate Actuary may, on behalf of the Company, modify this policy or waive any of its conditions. No agent is authorized to modify this contract or to make any promise as to the future payment of dividends or interest.

At any time the Company may make such changes in this policy as are necessary
(i) to assure compliance at all times with the definition of life insurance prescribed by federal income tax law, or (ii) to make the policy conform with any law or regulation issued by any government agency to which it is subject. Any such change may, however, be accepted or rejected by the Owner.

Incontestability--All statements made in the application for this policy are representations and not warranties. No statement will void this policy or be used to contest a claim under it unless the statement is contained in a written application, a copy of which is attached to and made a part of this policy.

This policy will be incontestable after it has been in force during the life of the Insured for two years from the Date of Issue. Any increase in the Specified Amount will be incontestable with respect to statements made in the evidence of insurability for that increase after the increase has been in force during the life of the Insured for two years from its effective date.

This policy will be incontestable with respect to statements made in an application for reinstatement after it has been in force during the life of the Insured for two years from the effective date of the reinstatement.


Duration of Coverage--The duration of coverage under this policy will depend on the amount, timing and frequency of premium payments; changes in the Specified Amount or benefits; the interest rates credited or investment return; the cost of insurance rates charged; and the amount and timing of any partial surrenders or policy loans.

Participation--This policy will participate in divisible surplus while it is in force except as stated in the Income Payment Options Section. The share of such surplus, if any, to be apportioned to this policy as a dividend will be determined each year by the Company. Any dividend will be allocated to subaccounts of the Separate Account as directed by the Owner, unless the Owner elects to have it paid in cash. No divisible surplus is expected to be apportioned to this policy in the foreseeable future.

Policy Date--The Policy Date shown on Page 3 is the date from which policy years, months and anniversaries are determined.

Monthly Anniversary--The Monthly Anniversary is the day in each calendar month which is the same day of the month as the Policy Date.

Age--The age shown on Page 3 is the insurance age of the Insured. This is the age of the Insured on the birthday nearest the Policy Date. Attained age means the insurance age of the Insured increased by the number of whole years and months after the Policy Date.

Misstatement of Age or Sex--If the age or the sex of the Insured has been misstated, the Death Benefit under this policy will be the amount which would have been provided by the most recent Cost of Insurance charge at the correct age and sex.

Policy Payments--All payments by the Company under this policy are payable at the Home Office The Company may require the return of this policy upon surrender for the Net Cash Surrender Value or payment of the Death Benefit.

Deferment of Transactions--The Company may defer payment from the subaccounts of a partial surrender or of the Net Cash Surrender Value, may defer making a loan, may defer payment of any portion of the Death Benefit in excess of the Specified Amount and may defer transfer from assets held in subaccounts of the Separate Account under any of the following conditions:

(a) The New York Stock Exchange is closed (other than customary weekend and holiday closings).
(b)  Trading on the New York Stock Exchange is restricted.
(c) An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to determine the value of its assets.
(d) The Securities and Exchange Commission by order so permits for the protection of securityholders.

Conditions in (b) and (c) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

A001437P
14. General Provisions (Continued)

The Company may defer payment from the Fixed Account of a partial surrender, of the Net Cash Surrender Value, or of a policy loan for up to six months from the date we receive a written request. However, a partial surrender or policy loan to pay a premium due on a policy of the Company will not be deferred. If the payment is deferred for 30 days or more, it will bear interest at a rate of 3% per year compounded annually while it is deferred, or such higher rate as may be required by law.

Annual Report--Each year a report will be sent to the Owner which shows the current policy values, premiums paid and deductions made since the last report, any outstanding policy loans, and any other information required by the Insurance Department of the jurisdiction in which this policy is delivered.

Deferral of Maturity--Upon the written request of the Owner, this policy will continue in force beyond the Maturity Date. Thereafter, the Death Benefit will be the Net Policy Value.

15. Income Payment Options

Election of Income Payment Option--An income payment option may be elected in place of a one sum payment of any amount payable upon the death of the Insured or upon surrender. The Owner may elect an income payment option or change a previous election while this policy is in force during the life of the Insured. If no election is in effect on the date that the Death Benefit becomes payable, the person entitled to such benefit may elect an income payment option. The option must be elected before any payment has been made and within one year after the date on which the benefit becomes payable.

The amount applied under an income payment option must be at least $5,000. No election may provide for income payments of less than $50 each.

Option 1--Interest Income--The Company will hold the amount applied at interest. Interest will be paid monthly, quarterly, semiannually or annually.

Option 2--Income for a Fixed Period--The Company will pay the amount applied, with interest, in equal monthly payments for a fixed period. The fixed period may not be greater than 30 years.

Option 3--Income of a Fixed Amount--The Company will make payments of a fixed amount until the total amount applied, with interest, has been paid. The payments may be made monthly, quarterly, semiannually or annually. The final payment may be less than the fixed amount. The total of the payments to be made each year must be at least $75 for each $1,000 applied.

Option 4--Life Income--The Company will pay equal monthly payments during the life of the option annuitant.

Option 5--Life Income with Guaranteed Period--The Company will pay equal monthly payments for a stated guaranteed period and thereafter during the life of the option annuitant. The guaranteed period may be 5 years, 10 years or 20 years. In the event that the monthly income at any age is the same for different guaranteed periods, the longest guaranteed period that could have been elected for the same monthly income at that age will be deemed to have been elected.

Option 6--Life Income with Refund Period--The Company will pay equal monthly payments during the life of the option annuitant. If necessary, the payments will continue after the death of the option annuitant until the total of all payments made, including a smaller final payment, if required, equals the total amount applied.

Option 7--Joint and Survivor Life Income--The Company will pay equal monthly payments during the joint life of two option annuitants and thereafter during the life of the survivor.

Income Amount--Participation--The income under Options 1 and 2 will be based on interest at a rate of 3% per year compounded annually. The unpaid balance of the amount applied under Option 3 will be credited with interest at a rate of 3% per year compounded annually. Options 1, 2 and 3 will participate in divisible surplus by the payment or crediting of additional interest in such amount, if any, as determined each year by the Company. Additional interest will increase the income payments under Options 1 and 2. Additional interest will lengthen the period during which payments are made under Option 3.

A001438P
15. Income Payment Options (Continued)

The monthly income under Options 4, 5, 6 and 7 will equal 103% of the monthly income under a comparable single premium nonparticipating annuity available from the Company at the time that the income payments are to begin. In no event will the monthly income under these life income options be less than the income stated in the Income Payment Option Tables. Options 4, 5, 6 and 7 will not participate in divisible surplus.

Income Period--The income period under an option will begin on the date of death of the Insured or the date of surrender. Income payments under Options 1 and 3 will be made at the end of the payment interval. Income payments under Options 2, 4, 5, 6 and 7 will be made at the beginning of the payment interval.

Option Annuitant--Option annuitant means a natural person on whose life the income payments under Options 4, 5, 6 and 7 are based.

The Company may require proof of the age, sex and of the continued life of an option annuitant. If the age or the sex of an option annuitant has been misstated, an appropriate adjustment will be made in the income payments.

Withdrawal Privilege--Unless the election states otherwise, the payee under an income payment option may:

(a) before any income payment has been made, withdraw the amount applied under the option; or
(b) withdraw the present value of the income payments to become due during any fixed, guaranteed or refund period; or
(c) withdraw the balance held under Option 1 or 3 plus any accrued interest. There will be no right to withdraw the present value of the income payments falling due after the guaranteed or refund period under Option 5 and 6. There will be no right to withdraw the present value of any income payments under Options 4 and 7.

The Company may defer the payment of the amount withdrawn for up to six months from the date of a withdrawal request.

Present Value--The present value of the income payments under Option 2 will be based on interest at a rate of 3% per year compounded annually. The present value of the remaining income payments during a guaranteed or refund period under a life income option will be based on interest at a rate set by the Company at the time income payments are to begin.

Death of Payee--Upon the death of the payee under an income payment option, the Company will pay the following to the payee's executors or administrators unless stated otherwise in an election consented to by the Company:

(a) the balance of the amount held under Option 1 or 3 plus any accrued interest; or
(b) the present value of the income payments to become due during the fixed period under Option 2; or
(c) if the option annuitant under Option 5 or 6 has died, the present value of the income payments, if any, to become due during the guaranteed or refund period; or
(d) if any option annuitant under Option 4, 5, 6 or 7 is living, any income payments as they become due during the option annuitant's life plus, upon the death of the option annuitant under Option 5 or 6, the present value of the income payments, if any, to become due during the guaranteed or refund period.

Assignment--Creditors--The amount applied under an income payment option and the payments under the option may not be assigned and, to the extent permitted by law, will not be available to anyone who has a claim against the payee.

A001439P
16. Income Payment Option Table

Amount of income provided by each $1,000 applied under an income payment option Option 1--Interest Income Option 2--Income for Fixed Period of Years

-----------------------------------------       --------------------------------------------------------------------------------
                                                             Monthly                      Monthly                     Monthly
     Payment Interval       Amount                Years       Income           Years       Income          Years       Income
-----------------------------------------       --------------------------------------------------------------------------------

                                                      1       $84.47              11        $8.86             21        $5.32
     Annually               $30.00                    2        42.86              12         8.24             22         5.15
                                                      3        28.99              13         7.71             23         4.99
     Semiannually            14.89                    4        22.06              14         7.26             24         4.84
                                                      5        17.91              15         6.87             25         4.71
     Quarterly                7.42                    6        15.14              16         6.53             26         4.59
                                                      7        13.16              17         6.23             27         4.47
     Monthly                  2.47                    8        11.68              18         5.96             28         4.37
                                                      9        10.53              19         5.73             29         4.27
                                                     10         9.61              20         5.51             30         4.18
-----------------------------------------       --------------------------------------------------------------------------------

Options 4, 5 and 6--Monthly Life Income
The amount of income will be based on the age of the option annuitant on the birthday nearest the date of the first payment.


--------------------------------------------------------------------------------------------
                          Option 4                  Option 5                   Option 6
      Age of             _________ ________________________________________   __________
      Option                            20 Year       10 Year       5 Year        with
      Annui-               Life       Guaranteed    Guaranteed    Guaranteed     Refund
       tant               Income        Period        Period        Period       Period
                        Male Female   Male Female   Male Female   Male Female   Male Female
--------------------------------------------------------------------------------------------

      15 and
       under           $3.00 $2.90   $2.97 $2.87   $2.98 $2.88   $2.99 $2.89   $2.96 $2.86
        16              3.01  2.91    2.98  2.88    2.99  2.89    3.00  2.90    2.97  2.87
        17              3.03  2.92    3.00  2.89    3.01  2.90    3.02  2.91    2.99  2.88
        18              3.05  2.94    3.02  2.91    3.03  2.92    3.04  2.93    3.01  2.90
        19              3.07  2.96    3.04  2.93    3.05  2.94    3.06  2.95    3.03  2.92

        20              3.09  2.97    3.06  2.94    3.07  2.95    3.08  2.96    3.05  2.93
        21              3.12  2.99    3.09  2.96    3.10  2.97    3.11  2.98    3.08  2.95
        22              3.14  3.01    3.11  2.98    3.12  2.99    3.13  3.00    3.10  2.97
        23              3.16  3.03    3.13  3.00    3.14  3.01    3.15  3.02    3.12  2.99
        24              3.19  3.05    3.16  3.02    3.17  3.03    3.18  3.04    3.15  3.01

        25              3.21  3.07    3.18  3.04    3.19  3.05    3.20  3.06    3.17  3.03
        26              3.24  3.09    3.21  3.06    3.22  3.07    3.23  3.08    3.20  3.05
        27              3.27  3.11    3.24  3.08    3.25  3.09    3.26  3.10    3.23  3.07
        28              3.30  3.14    3.27  3.11    3.28  3.12    3.29  3.13    3.25  3.10
        29              3.33  3.16    3.30  3.13    3.31  3.14    3.32  3.15    3.28  3.12

        30              3.36  3.18    3.33  3.15    3.34  3.16    3.35  3.17    3.31  3.14
        31              3.40  3.21    3.36  3.18    3.38  3.19    3.39  3.20    3.34  3.17
        32              3.43  3.24    3.39  3.21    3.41  3.22    3.42  3.23    3.37  3.20
        33              3.47  3.27    3.43  3.24    3.45  3.25    3.46  3.26    3.41  3.23
        34              3.51  3.30    3.46  3.27    3.49  3.28    3.50  3.29    3.44  3.26

        35              3.55  3.33    3.50  3.30    3.53  3.31    3.54  3.32    3.48  3.29
        36              3.59  3.36    3.54  3.33    3.57  3.34    3.58  3.35    3.52  3.32
        37              3.64  3.40    3.58  3.36    3.62  3.38    3.63  3.39    3.56  3.35
        38              3.68  3.43    3.62  3.40    3.66  3.41    3.67  3.42    3.60  3.38
        39              3.73  3.47    3.66  3.43    3.71  3.45    3.72  3.46    3.64  3.42

        40              3.78  3.51    3.71  3.47    3.76  3.49    3.77  3.50    3.68  3.45
        41              3.84  3.55    3.75  3.51    3.82  3.53    3.83  3.54    3.73  3.49
        42              3.90  3.59    3.80  3.55    3.87  3.57    3.89  3.58    3.78  3.53
        43              3.96  3.64    3.85  3.59    3.93  3.62    3.95  3.63    3.83  3.57
        44              4.02  3.69    3.90  3.63    3.99  3.67    4.01  3.68    3.88  3.61

        45              4.09  3.74    3.96  3.68    4.05  3.72    4.08  3.73    3.94  3.66
        46              4.16  3.79    4.01  3.72    4.12  3.77    4.15  3.78    4.00  3.70
        47              4.23  3.85    4.07  3.77    4.19  3.83    4.22  3.84    4.06  3.75
        48              4.31  3.91    4.12  3.82    4.27  3.88    4.30  3.90    4.11  3.80
        49              4.39  3.97    4.18  3.88    4.34  3.94    4.38  3.96    4.19  3.86
--------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                          Option 4                  Option 5                    Option 6
         Age of          _________ ________________________________________    __________
         Option                         20 Year       10 Year       5 Year        with
         Annui-            Life       Guaranteed    Guaranteed    Guaranteed     Refund
          tant            Income        Period        Period        Period       Period
                        Male Female   Male Female   Male Female   Male Female   Male Female
-----------------------------------------------------------------------------------------------------------------------------------
          50           $4.48 $4.03   $4.24  $3.93   $4.43 $4.01   $4.47 $4.02   $4.25 $3.91
          51            4.57  4.11    4.30   3.99    4.51  4.08    4.56  4.09    4.33  3.97
          52            4.67  4.19    4.37   4.05    4.60  4.15    4.65  4.17    4.40  4.04
          53            4.78  4.27    4.43   4.11    4.70  4.22    4.76  4.24    4.48  4.10
          54            4.89  4.35    4.49   4.17    4.80  4.30    4.87  4.33    4.56  4.17

          55            5.01  4.44    4.56   4.23    4.90  4.38    4.98  4.41    4.65  4.24
          56            5.14  4.53    4.62   4.30    5.01  4.47    5.10  4.50    4.74  4.31
          57            5.28  4.63    4.69   4.36    5.13  4.56    5.23  4.60    4.84  4.39
          58            5.42  4.74    4.75   4.43    5.25  4.66    5.37  4.71    4.94  4.48
          59            5.57  4.86    4.81   4.50    5.37  4.76    5.51  4.82    5.04  4.56

          60            5.73  4.98    4.88   4.57    5.50  4.87    5.67  4.93    5.15  4.66
          61            5.90  5.11    4.94   4.64    5.64  4.98    5.83  5.06    5.26  4.75
          62            6.07  5.25    4.99   4.72    5.78  5.10    6.00  5.19    5.38  4.85
          63            6.26  5.39    5.05   4.79    5.93  5.23    6.18  5.33    5.51  4.96
          64            6.45  5.55    5.10   4.86    6.09  5.36    6.37  5.48    5.64  5.08

          65            6.65  5.71    5.15   4.92    6.25  5.50    6.56  5.64    5.78  5.20
          66            6.86  5.89    5.20   4.99    6.41  5.65    6.77  5.81    5.92  5.32
          67            7.09  6.08    5.24   5.05    6.56  5.80    6.99  6.00    6.07  5.46
          68            7.32  6.27    5.25   5.11    6.71  5.96    7.22  6.19    6.23  5.60
          69            7.57  6.49    5.25   5.17    6.87  6.13    7.46  6.40    6.40  5.75

          70            7.83  6.71    5.25   5.22    7.03  6.30    7.72  6.62    6.57  5.91
          71            8.14  6.95    5.25   5.25    7.20  6.48    7.98  6.85    6.76  6.07
          72            8.47  7.20    5.25   5.25    7.37  6.66    8.26  7.10    6.95  6.25
          73            8.83  7.47    5.25   5.25    7.54  6.85    8.56  7.36    7.16  6.44
          74            9.20  7.76    5.25   5.25    7.71  7.05    8.86  7.65    7.37  6.64

          75            9.61  8.06    5.25   5.25    7.87  7.25    9.18  7.95    7.60  6.87
          76           10.03  8.43    5.25   5.25    8.03  7.44    9.51  8.27    7.83  7.08
          77           10.49  8.84    5.25   5.25    8.19  7.64    9.85  8.61    8.08  7.32
          78           10.98  9.28    5.25   5.25    8.34  7.84   10.21  8.97    8.35  7.58
          79           11.51  9.75    5.25   5.25    8.49  8.04   10.58  9.35    8.62  7.85

        80 and         12.07 10.27    5.25   5.25    8.62  8.23   10.95  9.75    8.92  8.15
         over


Option 7--Joint and Survivor Monthly Life Income
The amount of income will be based on the ages of the option annuitants on their respective birthdays nearest the date of the first payment. The table shows income for certain ages for one male and one female option annuitant. The amount is shown under the age of the male and opposite the age of the female. Amounts of income for other combinations of ages or for option annuitants of the same sex will be furnished upon request.


------------------------------------------------------------------------------------------------------------------------------------
 Age of Female   Age of Male Option Annuitant
    Option      45           50           55            60             62            65            70             75            80
  Annuitant
------------------------------------------------------------------------------------------------------------------------------------

    45        $3.40        $3.48        $3.54         $3.60          $3.62         $3.64          $3.67         $3.70          $3.71
    50         3.52         3.64         3.74          3.82           3.85          3.89           3.94          3.97           3.99
    55         3.65         3.80         3.95          4.08           4.13          4.19           4.27          4.33           4.38
    60         3.76         3.96         4.17          4.37           4.44          4.54           4.68          4.79           4.86
    62         3.80         4.02         4.26          4.49           4.57          4.69           4.86          5.00           5.09
    65         3.85         4.11         4.38          4.67           4.77          4.93           5.15          5.34           5.48
    70         3.93         4.22         4.57          4.95           5.10          5.32           5.68          6.00           6.25
    75         3.99         4.31         4.72          5.19           5.39          5.70           6.21          6.74           7.18
    80         4.03         4.38         4.84          5.39           5.64          6.03           6.75          7.55           8.32

------------------------------------------------------------------------------------------------------------------------------------

Additional Policy Specifications

FLEXIBLE PERIOD- SUPPLEMENTAL TERM INSURANCE AGREEMENT (FPTI-94(S))



INSURED: WILLIAM PENN                                        SPECIFIED AMOUNT
AGE 35 MALE                                                       $10,000

EFFECTIVE DATE   05/01/95                                       RATE CLASS
TERMINATION DATE 05/01/2055                                       SMOKER












POLICY NUMBER 0 000 000
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE

Additional Policy Specifications

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

      ATTAINED                          BASE                       FPTI
        AGE                             RATE                       RATE

         35                         $  0.2192                  $   0.2192
         36                            0.2342                      0.2342
         37                            0.2533                      0.2533
         38                            0.2750                      0.2750
         39                            0.3000                      0.3000

         40                            0.3284                      0.3284
         41                            0.3617                      0.3617
         42                            0.3959                      0.3959
         43                            0.4351                      0.4351
         44                            0.4760                      0.4760

         45                            0.5227                      0.5227
         46                            0.5694                      0.5694
         47                            0.6203                      0.6203
         48                            0.6737                      0.6737
         49                            0.7338                      0.7338

         50                            0.7922                      0.7922
         51                            0.8707                      0.8707
         52                            0.9525                      0.9525
         53                            1.0460                      1.0460
         54                            1.1513                      1.1513

         55                            1.2632                      1.2632
         56                            1.3844                      1.3844
         57                            1.5097                      1.5097
         58                            1.6435                      1.6435
         59                            1.7823                      1.7823

         60                            1.9362                      1.9362
         61                            2.1094                      2.1094
         62                            2.3044                      2.3044
         63                            2.5255                      2.5255
         64                            2.7693                      2.7693

         65                            3.0333                      3.0333
         66                            3.3084                      3.3084
         67                            3.5970                      3.5970
         68                            3.8942                      3.8942
         69                            4.2109                      4.2109

POLICY NUMBER  0 000 000
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE
William Penn
AGE 35 - MALE

                                                                        Page 18A

Additional Policy Specifications

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

      ATTAINED                          BASE                        FPTI
        AGE                             RATE                        RATE

        70                         $   4.5607                  $   4.5607
        71                             4.9485                      4.9485
        72                             5.3897                      5.3897
        73                             5.8869                      5.8869
        74                             6.4294                      6.4294

        75                             7.0299                      7.0299
        76                             7.6497                      7.6497
        77                             8.2779                      8.2779
        78                             8.9044                      8.9044
        79                             9.5477                      9.5477

        80                            10.2362                     10.2362
        81                            10.9869                     10.9869
        82                            11.8214                     11.8214
        83                            12.7462                     12.7462
        84                            13.7267                     13.7267

        85                            14.7305                     14.7305
        86                            15.7251                     15.7251
        87                            16.6958                     16.6958
        88                            17.7573                     17.7573
        89                            18.8071                     18.8071

        90                            19.8609                     19.8609
        91                            20.9394                     20.9394
        92                            22.0881                     22.0881
        93                            23.5676                     23.5676
        94                            25.4788                     25.4788



POLICY NUMBER  0 000 000
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE
William Penn
AGE 35 - MALE

                                                                        Page 18B

Additional Policy Specifications

TABLE OF PER $1,000 SURRENDER CHARGES

                              PER $1,000                           PER $1,000
                              SURRENDER        ATTAINED            SURRENDER
   AGE        CHARGE             AGE            CHARGE

       0                         1.00             40                   5.00
       1                         1.00             41                   5.00
       2                         1.00             42                   5.00
       3                         1.00             43                   5.00
       4                         1.00             44                   5.00
       5                         1.00             45                   5.00
       6                         1.00             46                   5.00
       7                         1.00             47                   5.00
       8                         1.00             48                   5.00
       9                         1.00             49                   5.00
      10                         2.00             50                   6.00
      11                         2.00             51                   6.00
      12                         2.00             52                   6.00
      13                         2.00             53                   6.00
      14                         2.00             54                   6.00
      15                         2.00             55                   6.00
      16                         2.00             56                   6.00
      17                         2.00             57                   6.00
      18                         2.00             58                   6.00
      19                         2.00             59                   6.00
      20                         3.00             60                   7.00
      21                         3.00             61                   7.00
      22                         3.00             62                   7.00
      23                         3.00             63                   7.00
      24                         3.00             64                   7.00
      25                         3.00             65                   7.00
      26                         3.00             66                   7.00
      27                         3.00             67                   7.00
      28                         3.00             68                   7.00
      29                         3.00             69                   7.00
      30                         4.00             70                   7.00
      31                         4.00             71                   7.00
      32                         4.00             72                   7.00
      33                         4.00             73                   7.00
      34                         4.00             74                   7.00
      35                         4.00             75                   7.00
      36                         4.00             76                   7.00
      37                         4.00             77                   7.00
      38                         4.00             78                   7.00
      39                         4.00             79                   7.00
                                                  80                   7.00

POLICY NUMBER  0 000 000
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE
William Penn
AGE 35 - MALE

                                                                        Page 18C

Additional Policy Specifications

Eligible Mutual Funds

                                Penn Series Funds, Inc.
      Independence Capital (ICMI)                Vontobel USA
         Money Market                                International Equity
         Quality Bond
         Growth Equity                           T. Rowe Price
                                                     High Yield Bond
      Quest for Value Advisors                       Flexibly Managed
         Value Equity
         Small Capitalization




TCI Portfolios, Inc.                Neuberger & Berman Advisers Management Trust
      Twentieth Century                  Neuberger & Berman
      (Investors Research)                    Limited Maturity Bond Portfolio
         TCI Growth Portfolio                Balanced Portfolio


Variable Insurance Product Funds     Variable Insurance Product Funds II
      Fidelity Management                Fidelity Management
         Equity Income                        Asset Manager
         Growth


      Eligible Fixed Interest Option
      ------------------------------
      Penn Mutual General Account



                                                                        Page 18D

To obtain any of the benefits under this policy, write to Penn Mutual at its Home Office, its Service Office or to its nearest agent.

Please notify Penn Mutual promptly of any change in address.

Annual Election - Penn Mutual is a mutual life insurance company. It has no stockholders. The Owner of this policy is a member of Penn Mutual while this policy is in force during the life of the Insured and before surrender of this policy. Members have the right to vote in person or by proxy at the annual election of Trustees held at the Home Office, Independence Square, Philadelphia, Pennsylvania, on the first Tuesday of March. If more information is desired, it may be obtained from the Secretary.
















                                               Flexible Premium Adjustable
                                               Variable Life Insurance Policy

                                               o Death Benefit payable at death
                                                 prior to Maturity Date
                                               o Adjustable Death Benefit
                                               o Maturity Benefit payable on
                                                 Maturity Date
                                               o Variable Policy Value
                                               o Flexible premiums payable until
                                                 Maturity Date
                                               o Participating
                                               o Supplemental benefits, if any,
                                                 listed on Page 3


The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172
VU-94(S)